                                                               Exhibit (2)(d)(6)

                                                                     Shareholder
                                                                     -----------
                                                      Communications Corporation

               OFFERING COORDINATOR/INFORMATION AGENT AGREEMENT
               ------------------------------------------------

     This document will constitute the agreement between MORGAN STANLEY DEAN WITTER HIGH YIELD FUND, INC. ("the FUND"), with its principal executive offices at 1221 Avenue of the Americas, New York, NY 10021 and SHAREHOLDER COMMUNICATIONS CORPORATION ("SCC"), with its principal executive offices at 17 State Street, New York, NY 10005, relating to a rights offering (the "OFFER")of the Fund.

The services to be provided by SCC will be as follows:

     1.   OFFERING COORDINATOR
          --------------------

          As the "offering coordinator", SCC will provide several services to the FUND in connection with the OFFER, which will include without limitation:

          A. Coordinating and maintaining contact with those registered broker/dealers who will directly solicit those shareholders who are their customers and serve as the intermediary between the issuer and each such broker/dealer.

          B. Distributing relevant offering materials, including prospectuses and solicitation agreements, to all reorganization departments of such broker/dealers.

          C. Offering input as to the feasibility of the OFFER's general structure including pricing, market timing, transferability, oversubscription allotments, offering extensions and solicitation payouts.

          D. Assisting in drafting all documents including letters to shareholders, warning letters, exercise forms, solicitation agreements and any broker related soliciting summaries for marketing the OFFER.

          E. Providing extensive reporting beginning one week prior to expiration or any extensions thereafter, which will measure shareholder participation and the OFFER's general progress. This reporting will be based solely on previously established contacts with the reorganization departments of participating broker/dealers. Other gauges of interest will be provided on a periodic basis throughout the duration of the OFFER.

     II.  INFORMATION AGENT
          -----------------

          A.   INDIVIDUAL HOLDERS OF RECORD AND BENEFICIAL OWNERS
               --------------------------------------------------

               1.   Target Group - SCC estimates that it will call between
                    ------------
                    2,890 and 4,200 of the approximately 7,500 outstanding beneficial and record shareholders of the FUND. The estimate number is subject to adjustment and SCC will call more or less shareholders if directed by the Fund or Morgan Stanley Dean Witter Investment Management Inc., the FUND's investment manager (the

                                                                     Shareholder
                                                                     -----------
                                                      Communications Corporation

        "INVESTMENT MANAGER"), and will call more shareholders if SCC determines that such additional calls are necessary based on the response to the OFFER.

        2. Telephone Number Lookups. SCC will obtain the needed telephone
           -----------------------
        numbers from various types of telephone directories.

        3. Initial Telephone Calls to Provide Information. SCC will begin
           ----------------------------------------------
        telephone calls to the target group as soon as practical but no later than 14 days after the commencement of the OFFER. Most calls will be made during 10:00 A.M. to 9:00 P.M. on business days and only during 10:00 A.M. to 5:00 P.M. on Saturdays. No calls will be received by any
                                              ----------------------------
        shareholder after 9:00 P.M. on any day, in any time zone, unless
        ------------------------------     -------     -----------------
        specifically requested by the shareholder.  SCC will maintain "800"
        -----------------------------------------
        lines for shareholders to call with questions about the OFFER. The "800" lines will be staffed Monday through Friday between 9:00 a.m. and 9:00 p.m.

        4. Re-mails. SCC will coordinate re-mails of offering materials to the
           --------
           shareholders who advise us that they have discarded or misplaced the originally mailed materials

        5. Reminder/Extension Mailing. SCC will coordinate any remainder mailing
           --------------------------
        at the request of the FUND or the INVESTMENT MANAGER. SCC will only mail materials supplied by the FUND or the INVESTMENT MANAGER, or if drafted by SCC or another party, approved by the FUND or the INVESTMENT MANAGER in advance in writing.

        B. BANK/BROKER SERVICING
           ---------------------

        SCC will contact all banks, brokers and other nominee shareholders ("intermediaries") holding stock, as shown on appropriate portions of the shareholder lists to ascertain quantities of offering materials needed for forwarding to beneficial owners.

        SCC will deliver offering materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries. SCC will also follow-up by telephone with each intermediary to ensure receipt of the offering materials and to confirm timely re-mailing of materials to the beneficial owners.

        SCC will maintain frequent contact with intermediaries to monitor shareholder response and to ensure that all liaison procedures are proceeding satisfactorily.

        SCC will, daily or more frequently as practicable, report to the Fund as to the response from intermediaries with respect to the OFFER.

                                                                     Shareholder
                                                                     -----------
                                                      Communications Corporation

III.  PROJECT FEES
      ------------

      In consideration for acting as Offering Coordinator, SCC will receive a flat project fee of $85,000 which is not tied in any way to the performance of the OFFER, except in the case where the negligence, willful misconduct, bad faith or reckless disregard on the part of SCC impacts the performance of the OFFER. In consideration for acting as Information Agent, SCC will receive a project fee of $15,000. The fees are payable by the FUND as set forth in Section VII of this agreement.

IV.   ESTIMATED EXPENSES
      ------------------

      SCC will be reimbursed by the FUND for its reasonable out-of-pocket expenses incurred provided that SCC submits to the FUND an expense report, itemizing such expenses and providing copies of all supporting bills in respect of such expenses.

      SCC's expenses are estimated as set forth below and the estimates are based largely on data provided to SCC by the FUND. In the course of the OFFER, the expenses and expense categories may change due to changes in the OFFER schedule or due to events beyond SCC's control, such as delays in receiving offering materials and related items. In the event of significant change or new expenses not originally contemplated, SCC will notify the FUND by phone and/or by letter for approval of such expenses.


ESTIMATED EXPENSES                                                         Low Range              High Range
------------------                                                         ---------              ----------
Data Handling and Preparation
Telephone # Lookup - Account Consolidation,
Computer Match and Information Operators (blended rate)
5,250 @ $.60...........................................................    $  3,150                $  3,150

Inbound/Outbound Information Campaign
Outbound Telephone Calls
2,890 to 4,200 @ $3.75 (registered & NOBO holders).....................      10,837                  15,750
720 to 1,260 @ $4.00 (Reorganization Calls)............................       2,880                   5,040

Inbound "800" Telephone Calls
(Shareholders, Banks, Brokers and Financial Advisors)
650 to 825 @ $3.75.....................................................       2,437                   3,093

Mailing & Distribution
Bank/Broker Distribution (freight, messenger and FedEx)................       3,500                   6,000

Miscellaneous expenses - FedEx,
postage, search and related items......................................         750                   1,500
                                                                           --------                --------

     TOTAL ESTIMATED EXPENSES..........................................    $ 23,554                $ 34,533

                                                                     Shareholder
                                                                     -----------
                                                      Communications Corporation

V.      PERFORMANCE
        -----------

        SCC will use its best efforts to achieve the goals of the OFFER but SCC is not guaranteeing a minimum success rate.

        SCC's strategies revolve around a telephone and mail information campaign. The purpose of the telephone and mail information campaign is to raise the overall awareness among shareholders of the OFFER and help shareholders better understand the transaction. This in turn may result in a higher overall response.

VI.     COMPLIANCE
        ----------

        SCC will be responsible for compliance with all applicable rules and regulations of the Securities and Exchange Commission, National Association of Securities Dealers or any other applicable federal or state agencies.

        In rendering the services contemplated by this Agreement, SCC agrees not to make any written representations to any shareholders or prospective shareholders of the FUND or any broker/dealer, or to make any oral representations to any such person, that are not contained in the FUND's Prospectus, unless previously authorized to do so in writing by the FUND.

        Further, in the role of "offering coordinator", SCC will not undertake any broker/dealer activities including, but not limited to, executing securities transactions, soliciting shareholders to exercise rights, or offer advice to shareholders regarding their decisions to exercise or reject rights.

VII.    PAYMENT
        -------

        Payment for one half the project fees ($50,000) will be made at the signing of this contract. The Fund will pay the balance of project fees and will reimburse SCC for its reasonable out-of-pocket expenses in connection with the OFFER, as set forth in Section IV of this agreement, within thirty days after SCC sends its final invoice in connection with the OFFER to the FUND.

VIII.   MISCELLANEOUS
        -------------

        SCC agrees to preserve the confidentiality of all non-public information provided by the FUND, the INVESTMENT MANAGER, or any of their agents, or from broker/dealers or the Fund's stockholders, for use in providing services under this Agreement and in connection with the OFFER generally, or information developed by SCC based upon such non-public information.

                                                                   Shareholder
                                                                   -----------
                                                    Communications Corporation

   In the event the project is cancelled for an indefinite period of time after the signing of this contract and before the expiration of the OFFER, SCC will be reimbursed by the FUND for its reasonable out-of-pocket expenses incurred in connection with the OFFER and a pro rata portion of the project fees as calculated based upon the number of days lapsed from the signing of this agreement through the expiration of the OFFER, currently scheduled for September 24, 1999. To the extent that the pro rata cancellation fees are less than $50,000 paid at the signing of this contract, pursuant to section VII of this Agreement, SCC will reimburse the Fund the difference between the $50,000 and the pro rata cancellation fees.

   The FUND agrees to indemnify, hold harmless, reimburse and defend SCC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon SCC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to the FUND in accordance with the provisions of to this AGREEMENT, provided that such services are rendered to the FUND without any negligence, willful misconduct, bad faith or reckless disregard on the part of SCC, or its officers, agents or employees. SCC agrees to advise the FUND of any claim or liability promptly after receipt of any notice thereof. The FUND shall not be liable for any settlement without its written consent. At its election, the FUND may assume the defense of any such action.

   SCC agrees to indemnify, hold harmless, reimburse and defend the FUND and its officers, agents, and employees, against all claims or threatened claims, costs, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon the Fund or any of its officers, agents or employees which results, arises out of or is based upon services rendered to the Fund by SCC provided that such services are rendered to the Fund with negligence, willful misconduct, bad faith or reckless disregard on the part of SCC or its officers, agents or employees.

   This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between SCC and the FUND with respect to the agreement herein and cannot be modified except in writing by both parties.

   IN WITNESS WHEREOF, the parties have signed this AGREEMENT this 23rd day of August 1999.

MORGAN STANLEY DEAN WITTER                SHAREHOLDER COMMUNICATIONS
HIGH YIELD FUND, INC.                      CORPORATION





By /s/ Michael F. Klein                    By /s/ Robert S. Brennan
   -------------------------------            --------------------------------

       Michael F. Klein                           Robert S. Brennan
       President                                  Senior Vice President